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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Yakatan, Gerald J
   11388 Sorrento Valley Road, Suite 200
   San Diego, CA   92121

2. Issuer Name and Ticker or Trading Symbol
   AVANIR Pharmaceuticals (AVN)

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   03/13/2003

5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below) President, Chief Executive Officer and Director

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

                           Table I Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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       1)Title of Security            2)Trans-    3.Trans-    4.Securities Acquired(A)        5)Amount of       6)       7)Nature of
                                       action      action       or Disposed of (D)             Securities                 Indirect
                                        Date        Code                 A                    Beneficially      D         Beneficial
                                       (Month/                           or                     Owned at        or        Ownership
                                      Day/Year)    Code V     Amount     D      Price         End of Month      I
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
Class A Common Stock                                                                             41,000         D           Direct
Class A Common Stock, no par value                                                               37,600         D           Direct

                           Table II (PART 1) Derivative Securities Acquired, Disposed of, or Beneficially
                                                    Owned (Columns 1 through 6)
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   1)Title of Derivative       2)Conversion    3)Trans-       4)Trans-      5)Number of Derivative          6)Date Exercisable and
        Security                or Exercise     action         action       Securities Acquired (A)             Expiration Date
                                 Price of        Date          Code           or Disposed of (D)
                                Derivative

                                 Security                     Code  V       A                    D          Exercisable  Expiration
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
Incentive Stock Option (right    $0.7200                                                                                  02/19/09
to buy)
Incentive Stock Option (right    $1.1600       03/13/03         A (1)       63,605                                        03/13/03
to buy)
Incentive Stock Option (right    $1.8125                                                                                  03/14/08
to buy)
Incentive Stock Option (right    $2.2500                                                                                  03/15/07
to buy)
Incentive Stock Option (right    $2.5000                                                                                  03/16/06
to buy)
Incentive Stock Option (right    $3.2900                                                                                  03/14/12
to buy)
Incentive Stock Option (right    $4.0000                                                                                  07/17/05
to buy)
Non-Qualified Stock Option       $0.3000                                                                                  02/19/09
(right to buy)
Non-Qualified Stock Option       $0.7200                                                                                  02/19/09
(right to buy)
Non-Qualified Stock Option       $1.1600       03/13/03         A (1)       36,395                                        03/13/03
(right to buy)
Non-Qualified Stock Option       $1.5500                                                                                  02/19/09
(right to buy)
Non-Qualified Stock Option       $1.8125                                                                                  03/13/08
(right to buy)
Non-Qualified Stock Option       $2.4701                                                                                  03/10/10
(right to buy)
Non-Qualified Stock Option       $3.2900                                                                                  03/14/12
(right to buy)
Non-Qualified Stock Option       $3.5700                                                                     03/15/01     03/15/11
(right to buy)

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
                           Table II (PART 2) Derivative Securities Acquired, Disposed of, or Beneficially
                                                Owned (Columns 1,3 and 7 through 11)
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
    1)Title of Derivative        3)Trans-       7)Title and Amount                      8)Price     9)Number of    10)  11)Nature of
           Security               action           of Underlying                        of Deri-     Derivative           Indirect
                                   Date             Securities                           vative      Securities    D     Beneficial

                                                                         Amount or      Security    Beneficially   or     Ownership


                                                                         Number of                    Owned at     I
                  -                                   Title               Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right                  Class A Common Stock       24,752                    24,752         D        Direct
to buy)
Incentive Stock Option (right    03/13/03      Class A Common Stock       63,605                    63,605         D        Direct
to buy)
Incentive Stock Option (right                  Class A Common Stock      196,611                   196,611         D        Direct
to buy)
Incentive Stock Option (right                  Class A Common Stock       15,000                    15,000         D        Direct
to buy)
Incentive Stock Option (right                  Class A Common Stock       25,000                    25,000         D        Direct
to buy)
Incentive Stock Option (right                  Class A Common Stock       50,689                    50,689         D        Direct
to buy)
Incentive Stock Option (right                  Class A Common Stock      100,000                   100,000         D        Direct
to buy)
Non-Qualified Stock Option                     Class A Common Stock       60,000                    60,000         D        Direct
(right to buy)
Non-Qualified Stock Option                     Class A Common Stock      264,248                   264,248         D        Direct
(right to buy)
Non-Qualified Stock Option       03/13/03      Class A Common Stock       36,395                    36,395         D        Direct
(right to buy)
Non-Qualified Stock Option                     Class A Common Stock      300,000                   300,000         D        Direct
(right to buy)
Non-Qualified Stock Option                     Class A Common Stock      103,389                   103,389         D        Direct
(right to buy)
Non-Qualified Stock Option                     Class A Common Stock      150,000                   150,000         D        Direct
(right to buy)
Non-Qualified Stock Option                     Class A Common Stock       49,311                    49,311         D        Direct
(right to buy)
Non-Qualified Stock Option                     Class A Common Stock      100,000                   100,000         D        Direct
(right to buy)


Explanation of Responses:

(1)
Options vest as follows: One third vest one year from the date of grant, the final two thirds vest daily thereafter through the third anniversary of the option grant.

SIGNATURE OF REPORTING PERSON
/S/ Yakatan, Gerald J
DATE 03/14/03

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